UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act

Date of Report (Date of earliest event reported): November 17, 2011

Paradigm Oil & Gas, Inc.

Nevada	333-103780	33-1037546
(State or other Jurisdiction)	(Commission File No.)	(IRS Employer I.D. No.)

123 E. Market St
Mabank, Texas,	75147
(Address of Principal Executive Offices)	(Zip Code)

903-880-1161
(Registrant’s Telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: Entry into Material Definitive Agreement

On October 24, 2011, Paradigm Oil and Gas, Inc. (the “Corporation”) entered into a Private Placement consisting of a 4¾% convertible debenture in the principal amount of $200,000 and an equity investment agreement to purchase up to $2,000,000 of the Corporation’s common, with La Jolla Cove Investors, Inc. (the “Purchaser”).  In addition, and at Purchaser's sole discretion, Purchaser may purchase, at any time a second debenture on the exact terms as the first convertible debenture in the amount of $300,000 and enter into a second equity investment agreement on the exact terms as the first equity investment agreement except that the amount should be $3,000,000.  The convertible debenture was funded on November 17, 2011.

The convertible notes mature in four years, at a 4¾% per annum interest rate and call for monthly interest payments with the principal due on maturity.  The number of shares into which this debenture can be converted is equal to the dollar amount of this debenture being converted, divided by the quotient of the conversion price divided by 10, plus the debenture amount being converted divided by the conversion Price.  The conversion price is equal to the lesser of (i) $0.60, or (ii) 70% of the average of the 3 lowest volume-weighted average price (“VWAP”) during the twenty-one Trading Days prior to the date of the Conversion Notice.

The equity investment agreement also matures in four years and each investment under the equity investment agreement will be made pursuant to the following schedule:

•	60% of the investment will purchase Common Stock at 75% of the volume-weighted average price ("VWAP") on the day prior to the day the investment is made

•	40% of the investment will purchase Common Stock at 100% of the VWAP on the day prior to the day the investment is made
ITEM 9.01:  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements: None
(b)	Pro Forma Financial Information: None
(c)	Shell Company Transactions: None
(d)	Exhibits:

10.3	4¾% convertible debenture
10.4	Equity investment agreement
10.5	Securities purchase agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Paradigm Oil & Gas, Inc

DATED: November 21, 2011	/s/ Brian Kennedy
Brian Kennedy
Chief Financial Officer and Director